                                                            EXHIBIT 11


                    COMPUTATION OF EARNINGS PER COMMON SHARE

The details of the computation of earnings per common share are disclosed in the Consolidated Statements of Earnings for the Three Months Ended March 31, 1996 and 1995 (unaudited) contained in the Quarterly Report on Form 10-Q of the Registrant for the quarter ended March 31, 1996.